Exhibit 4.13

Lock-Up Agreement

December [***], 2024

Dawson James Securities, Inc.

101 N. Federal Highway, Suite 600

Boca Raton, FL 33432

Ladies and Gentlemen:

The undersigned understands that Dawson James Securities, Inc. (the “Representative”) proposes to enter into an Underwriting Agreement (the “Agreement”) with Aclarion, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) of securities, consisting of shares of the Company’s common stock (“Common Stock” or “Shares”) or a pre-funded warrants (in lieu of Shares), each to purchase one Share (“Pre-Funded Warrants”), in each case accompanied by (a) one Series A warrant to purchase a Share (each, a “Series A Warrant”), and (b) one Series B warrant to purchase a Share (each, a “Series B Warrant” and together with the Shares, Pre-Funded Warrants, and the Series A Warrants, the “Securities”).

To induce the Representative to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representative, the undersigned will not, and will cause all affiliates (as defined in Rule 144 promulgated under the Securities Act of 1933, as amended) of the undersigned or any person in privity with the undersigned or any affiliates of the undersigned not to, during the period commencing on the date of the final prospectus (the “Prospectus”) relating to the Public Offering and ending 180 days thereafter (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; (3) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to any Common Stock owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (4) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (5) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with this lock-up agreement.

Any release or waiver granted by the Representative hereunder shall only be effective two (2) business days after the publication date of a press release announcing such release or waiver. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer of Lock-Up Securities not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this lock-up agreement to the extent and for the duration that such terms remain in effect at the time of such transfer.

No provision in this agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by the undersigned of any securities exercisable or exchangeable for or convertible into Common Stock, as applicable; provided that the undersigned does not transfer the Common Stock acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this lock-up agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period); provided that no Lock-Up Securities may be sold within the Lock-Up Period pursuant to any such “10b5-1” plan.

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The undersigned understands that the Company and the Representative are relying upon this lock-up agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This lock-up agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns (which do not include any investors in the offering referenced herein) and is not for the benefit of, nor may any provisions hereof be enforced by, any other person (including any investors in the offering referenced herein).

The undersigned understands that, if the Prospectus is not filed with the U.S. Securities and Exchange Commission within 20 days of the date hereof, or if the Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, whichever is earlier, then this lock-up agreement shall be void and of no further force or effect.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Agreement, the terms of which are subject to negotiation between the Company and the Representative.

[SIGNATURE PAGE TO FOLLOW]

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Very truly yours,

(Name - Please Print)

(Signature)

(Name of Signatory, in the case of entities - Please Print)

(Title of Signatory, in the case of entities - Please Print)

Address:

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